CMP Group, Inc.
                                 83 Edison Drive
                                Augusta, ME 04336




                                                        August 24, 1998

CMP Group, Inc.
83 Edison Drive
Augusta, ME  04336

Ladies and Gentlemen:

     I am Treasurer, Corporate Counsel and Secretary of CMP Group, Inc. (the "Company"). I have examined the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 33-39826) (the "Post-Effective Amendment"), in form as proposed to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, in connection with the assumption by the Company of the Dividend Reinvestment and Common Stock Purchase Plan (the "Plan") of Central Maine Power Company and, pursuant thereto, the issuance and sale of shares of Common Stock of the Company, par value $5.00 per share (the "Common Stock").

     In my opinion, the Common Stock issued pursuant to the Plan will be validly issued, fully paid and non-assessable when: (a) the Post-Effective Amendment is filed with the Commission and declared effective, (b) the issuance and sale of the Common Stock pursuant to the Plan is duly authorized by the Company's Board of Directors, and (c) the Common Stock is appropriately issued and delivered to the purchaser or purchasers thereof in accordance with the Plan and the Company receives payment therefor.

     I hereby consent to the filing of this opinion as an Exhibit to the Post-Effective Amendment.

                                                       Very truly yours,

                                                       /s/ Anne M. Pare

                                                       Anne M. Pare